Exhibit 99.1

News

HMNY Contact: Stephanie Goldman/Mark Havenner

The Pollack PR Marketing Group

(310) 556-4443

sgoldman@ppmgcorp.com/mhavenner@ppmgcorp.com

MoviePass Contact: Gavin Skillman
LaunchSquad for MoviePass

(212) 564-3665
gavin@launchsquad.com

MoviePass Subscriber Growth Exceeds Projections

MoviePass’ Movie Theater Subscription Service Surpasses 600,000 Subscribers

Approximately 60 days After Launching New $9.95 Subscription Plan

New York, NY (October 24, 2017) —Helios and Matheson Analytics Inc. (NASDAQ:HMNY) announced today that MoviePass Inc., the movie theater subscription service that HMNY has agreed to buy a majority stake in, has surpassed over 600,000 paying monthly subscribers as of October 18, 2017, up from approximately 20,000 as of August 14, 2017, the day before MoviePass announced its new $9.95 per month subscription price. The continued growth trajectory exceeded MoviePass’ initial projections, and now MoviePass projects that it will acquire at least 3.1 million additional paying subscribers through August 18, 2018, exceeding its previous estimate of 2.5 million subscribers. HMNY also announced that MoviePass had a subscriber churn rate of 4.2% for month 1 and 2.4% for month 2 after announcing its new $9.95 per month subscription price.  Based on current churn rates, monthly subscriber retention is above 96% and average paying monthly subscriber life expectancy is 46.8 months.

"Month after month we aim to improve our service with faster card delivery, improved application updates, and an easier-to-use web site. We believe our strategy is paying off in terms of increased satisfaction, reduced churn, and faster growth," said Mitch Lowe, CEO of MoviePass.  "I believe our ongoing investments in customer experience, usability and convenience have steadily improved customer satisfaction and retention."

Following HMNY’s purchase of a majority stake in MoviePass, which remains subject to the approval of HMNY’s stockholders, HMNY plans to further integrate its data analytics capabilities with the MoviePass service to analyze moviegoer’s behaviors and preferences, with the goal of helping the film industry better understand what audiences want. With HMNY’s capabilities, HMNY believes that MoviePass can bridge an intelligence gap for the movie theater industry so the entire film ecosystem can better serve audiences in areas ranging from production to advertising.

“When you apply computer science and machine learning to an industry that we believe has lacked significant innovation, useful patterns start to emerge,”  said Ted Farnsworth, Chairman and CEO of HMNY.  “More subscribers mean more data.  Together, I believe HMNY and MoviePass can offer important analytics to movie studios and exhibitors while serving the interests of moviegoers in the process. ”

About Helios and Matheson

Helios and Matheson Analytics Inc. (NASDAQ: HMNY) is a provider of information technology services and solutions, offering a range of technology platforms focusing on big data, artificial intelligence, business intelligence, social listening, and consumer-centric technology. Its holdings include RedZone Map™, a safety and navigation app for iOS and Android users, a community-based ecosystem that features a socially empowered safety map app that enhances mobile GPS navigation using advanced proprietary technology. Through TrendIt, Helios and Matheson has acquired technology addressing crowd and migration patterns and consumer behavior in real-time. The patented technology predicts population behavior, along with a crowd’s population size, origin and destination. HMNY is headquartered in New York, NY and listed on the Nasdaq Capital Market under the symbol HMNY. For more information, visit www.hmny.com.

About MoviePass

MoviePass is a technology company dedicated to enhancing the exploration of cinema. As the nation's premier movie-theater subscription service, MoviePass provides film enthusiasts with a variety of subscription options to enhance their movie-going experience. The service, now accepted at more than 91% of theaters across the United States, is the nation's largest theater network. Visit: www.moviepass.com.

Additional Information for Stockholders of HMNY about the Proposed Transaction between HMNY and MoviePass and Where to Find It

HMNY plans to file with the U.S. Securities and Exchange Commission (the “SEC”) and furnish its stockholders with a proxy statement in connection with the proposed transaction with MoviePass and security holders of HMNY are urged to read the proxy statement and the other relevant materials when they become available because such materials will contain important information about HMNY, MoviePass and their respective affiliates and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any and all other documents filed by HMNY with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.

In addition, investors may obtain a free copy of HMNY’s filings from HMNY’s website at www.hmny.com or by directing a request to: Helios and Matheson Analytics Inc., Attn: Secretary, Empire State Building, 350 Fifth Avenue, Suite 7520, New York, New York 10118, (212) 979-8228.

INVESTORS AND SECURITY HOLDERS OF HMNY ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BETWEEN HMNY AND MOVIEPASS.

Participants in the Solicitation

HMNY and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of HMNY in connection with the proposed transaction between HMNY and MoviePass. Information about those directors and executive officers of HMNY, including their ownership of HMNY securities, is set forth in the annual report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on April 14, 2017, and its definitive proxy statement on Schedule 14A filed with the SEC on October 3, 2017. Investors and security holders may obtain additional information regarding the direct and indirect interests of HMNY and its directors and executive officers in the proposed transaction by reading the proxy statement and other public filings referred to above.

Cautionary Statement on Forward-looking Statements and Other Information in this Press Release

Certain information in this communication contains “forward-looking statements” about HMNY and MoviePass within the meaning of the Private Securities Litigation Reform Act of 1995 or under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (collectively, “forward-looking statements”), that may not be based on historical fact, but instead relate to future events. Forward-looking statements are generally identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. Such forward-looking statements include, without limitation, statements regarding (i) the expected completion of HMNY’s acquisition of a controlling interest in MoviePass (the “MoviePass Transaction”), (ii) the time frame in which such acquisition is expected to occur, (iii) the expected benefits to HMNY and MoviePass from completing the acquisition and (iv) MoviePass’ business and subscriber growth. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, the conditions to the closing of the acquisition may not be satisfied, the occurrence of any event, change or other circumstances that could give rise to the termination of the acquisition agreement between MoviePass and HMNY, MoviePass’ and HMNY’s continuing need for additional financing, and general economic conditions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

Such forward-looking statements are based on a number of assumptions. Although management of HMNY and MoviePass believe that the assumptions made and expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement contained herein will prove to be accurate. Actual results and developments may differ materially and adversely from those expressed or implied by the forward-looking statements contained herein and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects.

Risk factors and other material information concerning HMNY and MoviePass are described in the Current Report on Form 8-K filed with the SEC on October 11, 2017, in HMNY’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other HMNY filings, including subsequent current and periodic reports, information statements and registration statements filed with the SEC. You are cautioned to review such reports and other filings at www.sec.gov.

Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements and information, which are qualified in their entirety by this cautionary statement. All forward-looking statements and information made herein are based on HMNY’s and MoviePass’ current expectations and HMNY does not undertake an obligation to revise or update such forward-looking statements and information to reflect subsequent events or circumstances, except as required by law.

In particular, MoviePass’ $9.95 per month subscription pricing model is new. There can be no assurance that the resulting rate of increase in its subscribers will continue or be sustained. Moreover, the increase in the number of MoviePass subscribers provides no assurance that the MoviePass business model will lead to profitability.

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